Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS OPERATING AND FINANCIAL

RESULTS FOR THE THIRD QUARTER 2015

•	Adjusted EBITDA, a non-GAAP measure, was $23.5 million(1) for the 3rd quarter 2015, an increase of over 20% compared with the prior year 3rd quarter

•	Generated Distributable Available Cash, a non-GAAP measure, of $32.2 million(1) for the 3rd quarter 2015, a 13% increase compared with the prior year 3rd quarter

•	Increased quarterly cash distribution to $0.66 per limited partner unit for the 3rd quarter 2015, a 7% increase from the prior year 3rd quarter

•	Number of cemetery contracts written in the 3rd quarter reached 30,722, a 4% increase compared with the prior year 3rd quarter

•	Third quarter 2015 operational and financial results will be discussed on a conference call at 10AM ET on Monday, November 9th

LEVITTOWN, PA – November 9, 2015 —StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) has reported operating and financial results for the third quarter 2015.

Larry Miller, StoneMor’s President and CEO, commented, “This quarter’s results reflect the continued strength of our core businesses, as we generated 20% growth in both cemetery and funeral home quarterly margin on a year over year basis. Not only are we executing on our acquisition strategy, whereby we’ve added 3 cemeteries and 5 funeral homes year over year, but our team continues to drive value by moderating costs and increasing revenue efficiency, as evidenced by our record revenue per written contract for pre-need sales. We expect to continue to enhance unitholder value through organic enhancement of our business as well as being acquisitive in coming periods, and believe we are well positioned to take advantage of opportunities as they arise.”

Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA(1)	$23,457	$19,533	$71,754	$68,458
Distributable Available Cash(1)	$32,214	$28,474	$64,320	$59,974
Net loss	$(3,402)	$(3,268)	$(17,133)	$(2,977)
Cash Distributions	$20,392	$17,072	$56,689	$45,297
per unit	$0.66	$0.62	$1.95	$1.83

	At September 30,
	2015	2014
Backlog(2)	$607,272	$529,544
Quarterly distribution asset coverage(3)	6.3x

(1)	Non-GAAP financial measures used by the Partnership should not be considered as alternatives to GAAP financial measures, and you should not consider such non-GAAP measures in isolation or as a substitute for the Partnership’s results as reported under GAAP. A reconciliation of the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash to net loss attributable to the Partnership, the most directly comparable GAAP financial measure, is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.
(2)	Amounts as of period end. Backlog is defined as deferred cemetery revenues and investment income less deferred selling and obtaining costs. It does not include deferred unrealized gains and losses on merchandise trust assets.
(3)	Ratio of selected net assets to quarterly cash distributions paid during the most recent quarterly period as of the date noted. Please see the Distribution Asset Coverage table of this release.

•	Adjusted EBITDA, a non-GAAP measure, was $23.5 million(1) for the third quarter 2015 compared with $19.5 million for the prior year 3rd quarter, an increase of over 20%. The increase from the prior year period was primarily the result of increased sales activity, partially offset by lower investment income from trusts.

•	Distributable Available Cash, a non-GAAP measure, was $32.2 million(1) for the third quarter 2015, compared with $28.5 million for the prior year third quarter, a 13% increase.

•	Backlog(2) increased by $77.7 million, or 15%, to $607.3 million at September 30, 2015 compared with September 30, 2014, and by $19.8 million, or 3%, compared with June 30, 2015.

•	The Partnership declared a cash distribution for the 3rd quarter 2015 of $0.66 per common limited partner unit, a 7% increase compared with the prior year 3rd quarter and a 2% increase compared with the 2nd quarter 2015. The Partnership’s 3rd quarter 2015 cash distribution will be paid on November 13, 2015 to holders of record as of November 6, 2015. As previously announced, it is the Partnership’s intention to continue to increase cash distributions by $0.01 per limited partner unit per quarter through the end of 2015.

•	On a GAAP basis, net loss for the 3rd quarter 2015 was $3.4 million compared with a net loss of $3.3 million for the prior year 3rd quarter. The loss in the current period was driven principally by the recognition of a $3.0 million legal settlement and associated costs.

Recent Events

Acquisition activity

•	During the third quarter 2015, the Partnership acquired 3 cemeteries in Illinois, 3 funeral homes in Illinois and 2 funeral homes in Florida for an aggregate purchase price of $14.0 million. The funeral homes have performed approximately 1,375 funeral services in the aggregate annually, and the cemeteries have performed approximately 503 interments in the aggregate annually. After these acquisitions, the Partnership operates 306 cemeteries and 103 funeral homes in 28 states and Puerto Rico.

Public offering of common units

•	On July 10, 2015, the Partnership completed a follow-on public offering of 2,415,000 common units at a public offering price of $29.63 per unit. Net proceeds of the offering, after deducting underwriting discounts and offering expenses, were approximately $67.9 million. The proceeds were utilized to pay down outstanding borrowings under the Partnership’s credit facility.

Operating Highlights

Cemetery Operations

•	Cemetery contracts written for the 3rd quarter were 30,722, compared with 29,633 contracts written for the prior year 3rd quarter, an increase of 1,089 contracts or 4%. The increase in cemetery contracts written was principally attributable to acquisitions and other transactions completed by the Partnership since the second quarter of 2014, including its agreements with the Archdiocese of Philadelphia.

•	Average revenue per written contract was $2,802 for the 3rd quarter 2015, an increase of 7% compared with the 3rd quarter 2014. In addition, pre-need contracts, which accounted for 50% of total contracts written for the 3rd quarter 2015 compared with 48% for the 2nd quarter 2015, reached a record $3,815 revenue per written contract for the 3rd quarter, up from $3,813 from the 2nd quarter 2015.

•	Cemetery margin(3) increased to $41.8 million for the 3rd quarter 2015, compared with $35.3 million for the prior year 3rd quarter, an increase of $6.5 million or 19%. Cemetery margin percentage was approximately 61% for the 3rd quarter 2015, compared to 57% for the prior year 3rd quarter. The increase in cemetery margin between periods was principally attributable to an increase in contracts written as noted previously.

(1)	A reconciliation of GAAP net loss to Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.
(2)	Backlog is defined as deferred cemetery revenues and investment income less deferred selling and obtaining costs. It does not include deferred unrealized gains and losses on merchandise trust assets.
(3)	See the Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary in the Financial and Operating Highlights table and related footnotes in this release for information regarding the calculation of Cemetery margin, which is defined as non-deferred cemetery revenues less cost of goods sold and cemetery expenses.

Funeral Home Operations

•	Funeral home calls for the 3rd quarter were 3,814, compared with 3,595 calls for the prior year 3rd quarter, an increase of 219 calls or 6%. The increase in funeral home calls from the prior year quarter was attributable to a combination of organic growth and growth from acquisitions.

•	Funeral Home margin(1) was $5.5 million for the 3rd quarter 2015, compared with $3.8 million for the prior year 3rd quarter, an increase of $1.7 million or 44%. Funeral Home margin percentage was approximately 32% for the 3rd quarter 2015, compared with 26% for the prior year 3rd quarter. The increase in funeral home margin and margin percentage was principally attributable to revenues related to insurance contracts.

Trust Investment and Interest Income

•	Combined Trust Investment and Interest Income(1) was $10.9 million for the 3rd quarter 2015 compared with $15.8 million for the prior year 3rd quarter, an decrease of $4.9 million or 31%. The decrease was largely the result of the timing of realized trust gains.

•	Trust fund investment returns, including realized gains and losses and dividends (excluding realized gains on perpetual care trusts), net of fees, were 1.1% (4.2% annualized) for the 3rd quarter 2015, compared with 1.6% (6.4% annualized) for the prior year 3rd quarter and 1.9% (7.5% annualized) for the 2nd quarter 2015. The decrease in the rate of return in the current period compared to the comparable prior year period and 2nd quarter 2015 was a result of the timing of realized merchandise trust gains.

Corporate Expenses, Liquidity and Capital Structure

•	Combined cash selling, general and administrative, and corporate overhead expenses for the 3rd quarter 2015 were $34.7 million, a decrease of $0.6 million or 2% from $35.3 million for the prior year 3rd quarter, and a decrease of $4.0 million or 10% from the 2nd quarter 2015. The decrease from the prior year third quarter was the result of reduced professional fees. The decrease from the 2nd quarter of 2015 resulted from decreased commission expense, professional fees and advertising costs.

•	Cash interest expense was $4.9 million for the 3rd quarter 2015 compared with $4.4 million for the prior year 3rd quarter and $5.0 million for the sequential quarter. The change from period to period is primarily driven by changes in the amounts outstanding under our credit facility.

•	As of September 30, 2015, the Partnership had $291.0 million of total debt, including $113.5 million outstanding under its revolving credit facility. The Partnership had approximately $66.5 million available on its revolving credit facility and $11.8 million of cash and cash equivalents as of September 30, 2015.

*     *     *

(1)	See the Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary in the Financial and Operating Highlights table and related footnotes in this release for information regarding the calculation of Funeral Home margin, which is defined as non-deferred Funeral Home revenues less associated expenses, and Trust Investment and Interest Income, which is defined as non-deferred Investment income from trusts and interest income.

Investor Conference Call and Webcast

The Partnership will conduct a conference call to discuss 2015 third quarter financial results today, Monday, November 9, 2015 at 10:00 a.m. ET. The conference call can be accessed by calling (800) 698-0460. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 p.m. ET on November 23, 2015. The reservation number for the audio replay is 21783749. A live webcast of the conference call will also be available to investors who may access the call through the investors section of www.stonemor.com. An audio replay of the conference call will also be archived on the Partnership’s website at www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 306 cemeteries and 103 funeral homes in 28 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The Partnership cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with the cash flow from our pre-need and at-need sales, our trusts, and financings, which may impact our ability to meet our financial projections, our ability to service our debt and pay distributions, and our ability to increase our distributions; future revenue and revenue growth; the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of our leverage on our operating plans; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; litigation or legal proceedings that could expose us to significant liabilities and damage our reputation; the effects of cyber security attacks due to our significant reliance on information technology; the financial condition of third-party insurance companies that fund our pre-need funeral contracts; and other risks, assumptions and uncertainties detailed from time to time in the Partnership’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and the Partnership assumes no obligation to update such statements, except as may be required by applicable law.

STONEMOR PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,792	$10,401
Accounts receivable, net of allowance	66,099	62,503
Prepaid expenses.	7,064	4,708
Other current assets	33,448	24,266

Total current assets	118,403	101,878
Long-term accounts receivable, net of allowance	93,273	89,536
Cemetery Property	344,662	339,848
Property and equipment, net of accumulated depreciation	102,671	100,391
Merchandise trusts, restricted, at fair value	459,320	484,820
Perpetual care trusts, restricted, at fair value	311,781	345,105
Deferred financing costs, net of accumulated amortization	7,907	9,089
Deferred selling and obtaining costs	108,754	97,795
Deferred tax assets	42	40
Goodwill	64,048	58,836
Intangible assets	67,681	68,990
Other assets	3,158	3,136

Total assets	$1,681,700	$1,699,464

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$37,448	$35,382
Accrued interest	4,868	1,219
Long-term debt, current portion	3,294	2,251

Total current liabilities	45,610	38,852
Other long-term liabilities	2,003	1,292
Obligation for lease and management agreements, net	9,307	8,767
Long-term debt	287,724	285,378
Deferred cemetery revenues, net	645,233	643,408
Deferred tax liabilities	17,815	17,708
Merchandise liability	158,592	150,192
Perpetual care trust corpus	311,781	345,105

Total liabilities	1,478,065	1,490,702

Partners’ capital
General partner’s interest	(8,612)	(5,113)
Common limited partners’ interests	212,247	213,875

Total partners’ capital	203,635	208,762

Total liabilities and partners’ capital	$1,681,700	$1,699,464

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Cemetery:
Merchandise	$34,709	$37,812	$97,688	$98,452
Services	14,195	14,971	42,696	37,760
Investment and other	15,054	13,152	43,062	42,418
Funeral home:
Merchandise	6,588	4,752	19,913	14,770
Services	7,654	7,487	23,083	20,694

Total revenues	78,200	78,174	226,442	214,094

Costs and expenses:
Cost of goods sold:
Perpetual care	1,993	1,898	5,727	5,110
Merchandise	6,735	7,164	19,891	20,106
Cemetery expense	18,245	18,076	53,789	47,546
Selling expense	14,647	16,494	44,326	42,544
General and administrative expense	8,819	9,808	27,340	26,333
Corporate overhead	8,152	8,392	26,979	22,394
Depreciation and amortization	3,311	3,112	9,207	7,993
Funeral home expense:
Merchandise	1,002	1,441	5,444	4,691
Services	5,432	5,522	16,728	15,023
Other	4,774	3,396	13,335	9,367
Acquisition related costs, net of recoveries	963	451	1,648	2,040

Total costs and expenses	74,073	75,754	224,414	203,147

Operating profit	4,127	2,420	2,028	10,947

Gain on acquisition/dispositions	1,540	244	1,540	656
Gain (loss) on settlement agreement, net	(3,000)	—	(3,000)	888
Interest expense	(5,669)	(5,268)	(16,902)	(15,990)

Net loss before income taxes	(3,002)	(2,604)	(16,334)	(3,499)

Income tax benefit (expense)	(400)	(664)	(799)	522

Net loss	$(3,402)	$(3,268)	$(17,133)	$(2,977)

Allocation of net loss attributable to limited partners and the general partner:
General partner’s interest	$(42)	$(44)	$(227)	$(49)
Limited partners’ interest	(3,360)	(3,224)	(16,906)	(2,928)

Net loss	$(3,402)	$(3,268)	$(17,133)	$(2,977)

Net loss attributable to common limited partners per unit
(basic and diluted)	$(0.11)	$(0.11)	$(0.56)	$(0.11)

Weighted average limited partner units outstanding:
Basic and diluted	31,491	29,018	30,011	25,712

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Financial Data:
Net loss per limited partners per unit – basic and diluted	$(0.11)	$(0.11)	$(0.56)	$(0.11)
Adjusted EBITDA (in thousands)(1)	$23,457	$19,533	$71,754	$68,458
Distributable Available Cash (in thousands)(1)	$32,214	$28,474	$64,320	$59,974
per limited partner unit(1)	$1.02	$0.98	$2.14	$2.33
Cash distributions paid per unit(2)	$0.66	$0.62	$1.95	$1.83

Operating Data:
Interments Performed	12,878	13,079	41,514	36,580

Interment rights sold (3):
Lots	8,086	8,613	23,980	24,360
Mausoleum crypts (including pre-construction)	446	494	1,779	1,697
Niches	441	363	1,285	1,144

Net interment rights sold(3)	8,973	9,470	27,044	27,201

Number of cemetery contracts written	30,722	29,633	92,664	82,286
Aggregate contract amount (in thousands, excluding interest)	$86,092	$77,568	$254,600	$219,178
Average amount per contract (excluding interest)	$2,802	$2,618	$2,748	$2,664

Pre-need cemetery contracts written	15,257	14,215	44,687	40,474
Aggregate pre-need contract amount (in thousands, excluding interest)	$58,211	$50,222	$168,216	$144,233
Average amount per pre-need contract (excluding interest)	$3,815	$3,533	$3,764	$3,564

At-need cemetery contracts written	15,465	15,418	47,977	41,812
Aggregate at-need contract amount (in thousands excluding interest)	$27,881	$27,346	$86,384	$74,945
Average amount per at-need contract (excluding interest)	$1,803	$1,774	$1,801	$1,792

Funeral home calls	3,814	3,595	11,792	10,292

(1)	A reconciliation of GAAP net loss to Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.
(2)	Represents the cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, utilizing the distributable cash flow generated during the respective period.
(3)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited; in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of net loss to non-GAAP measures(1):	2015	2014	2015	2014
Net loss	$(3,402)	$(3,268)	$(17,133)	$(2,977)
Acquisition and related costs	963	451	1,648	2,040
Depreciation and amortization	3,311	3,112	9,207	7,993
Cost of cemetery lots sold	2,589	1,525	7,506	7,181
Non-cash interest expense	740	830	2,207	2,127
Non-cash stock compensation expense	277	265	824	802
Maintenance capital expenditures(2)	(1,632)	(2,326)	(5,011)	(6,430)
Non-cash income tax expense	550	1,082	905	(1,776)
Gain on acquisition/dispositions	(1,540)	(244)	(1,540)	(656)
Net operating profit deferral from non-delivered merchandise and services(3)	12,190	11,760	50,541	39,495

Distributable Cash Flow (1)	$14,046	$13,187	$49,154	$47,799

Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary(3):
Revenues
Pre-need cemetery revenues	$42,492	$36,170	$122,397	$104,555
At-need cemetery revenues	25,151	24,746	78,562	67,704
Investment income from trusts	8,691	13,985	36,317	39,225
Interest income	2,233	1,807	6,617	5,848
Funeral home revenues	17,077	14,457	50,226	40,777
Other cemetery revenues	1,154	455	4,198	6,163

Total revenues	96,798	91,620	298,317	264,272

Costs and expenses
Cost of goods sold(4)	8,743	8,025	26,092	22,126
Cemetery expense	18,245	18,076	53,789	47,546
Selling expense	18,034	17,377	56,276	48,404
General and administrative expense	8,819	9,808	27,340	26,333
Cash corporate overhead(5)	7,875	8,127	26,155	21,592
Funeral home expense	11,625	10,674	36,911	29,813

Total costs and expenses	73,341	72,087	226,563	195,814

Adjusted EBITDA(1)	23,457	19,533	71,754	68,458
Cash interest expense(6)	(4,929)	(4,438)	(14,695)	(13,863)
Cash income taxes	150	418	106	(1,254)
Cash gain (loss) on settlement and acquisition/disposition(7)	(3,000)	—	(3,000)	888
Maintenance capital expenditures(2)	(1,632)	(2,326)	(5,011)	(6,430)

Distributable Cash Flow(1)	14,046	13,187	49,154	47,799

Discretionary adjustments considered by the Board of Directors of the General Partner in the determination of quarterly cash distributions:
Non-recurring legal settlement(7)	3,000	—	3,000	—
Non-recurring impact from early repayment marketing program(8)	1,765	—	1,765	—

Distributable Cash Flow with discretionary adjustments by the Board of Directors of the General Partner	18,811	13,187	53,919	47,799
Cash on hand – beginning of period	13,403	15,287	10,401	12,175

Distributable Available Cash(1)(9)	$32,214	$28,474	$64,320	$59,974

Cash distributions paid(10)	$20,392	$17,072	$56,689	$45,297
per limited partner unit	$0.66	$0.62	$1.95	$1.83

Excess of Distributable Available Cash after cash distributions paid(11)	$11,822	$11,402	$7,631	$14,677

(1)	Although not prescribed under generally accepted accounting principles (“GAAP”), the Partnership’s management believes the presentation of Adjusted EBITDA, Distributable Cash Flow (“DCF”) and Distributable Available Cash is relevant and useful because it helps the Partnership’s investors understand its operating performance, allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, the Partnership is required to distribute 100% of available cash, subject to cash reserves established by its general partner and as defined in its limited partnership agreement (“Available Cash”), to investors on a quarterly basis, in compliance with applicable Delaware law. The Partnership refers to Available Cash prior to the establishment of cash reserves as Distributable Available Cash. Adjusted EBITDA, DCF and Distributable Available Cash should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While the Partnership’s management believes that its methodology of calculating Adjusted EBITDA, DCF and Distributable Available Cash is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. Adjusted EBITDA, DCF and Distributable Available Cash are supplemental financial measures used by the Partnership’s management and by external users of the Partnership’s financial statements such as investors, lenders under the Partnership’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships, without regard to financing methods, historical cost basis or capital structure;
•	Ability to generate sufficient cash flows to support its distributions to unitholders;
•	Ability to incur and service debt and fund acquisitions and growth opportunities; and
•	Ability to comply with financial covenants in its Credit Facility, which is calculated based upon Adjusted EBITDA with certain adjustments.

DCF is determined by calculating EBITDA, which is defined as net income (loss) plus interest expense, income tax, and depreciation and amortization, then adjusting it for non-cash, non-recurring and other items to achieve Adjusted EBITDA, and then deducting cash interest expense, net cash income tax, maintenance capital expenditures and other items. Distributable Available Cash is then determined by adjusting DCF for discretionary adjustments considered by the Board of Directors of the General Partner in determination of the quarterly cash distribution, and then adding cash on hand at the beginning of the period. The Partnership defines Adjusted EBITDA as net income (loss) plus the following adjustments:

•	Interest expense;
•	Income tax expense;
•	Depreciation and amortization.
•	Asset impairments;
•	Acquisition and related costs;
•	Non-cash stock compensation;
•	(Gains) losses on asset disposal; and
•	Other items.

(2)	Maintenance capital expenditures include those capitalized costs which the Partnership incurs to maintain its properties and equipment as well as corporate expenditures.

(3)	Includes adjustments to add back certain revenues and related expenses deferred in accordance with GAAP. The Partnership’s management has provided this data so as to present its results in a manner consistent with its internal managerial accounting practices, which recognizes certain revenue and related expenses when contracts are signed by the customer and accepted by the Partnership. Under GAAP, the Partnership recognizes pre-need cemetery sales for sales of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected, while other products are recognized when the criteria for delivery under GAAP are met, which include purchase of the product, delivery and installation, and transfer of title, among other items. The Partnership’s management believes that this data is relevant and useful to its investors so as to better understand its operating performance and allow for easier comparison to other MLPs.

(4)	Excludes non-cash amortization of cemetery property.

(5)	Excludes non-cash stock compensation expense.

(6)	Excludes non-cash amortization of deferred finance costs and other non-cash items.

(7)	Consists of the estimated non-recurring settlement cost and associated legal fees of a litigation matter. The Board of Directors and management of the General Partner deemed this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period after consideration of the item’s characteristics, including, but not limited to, the type of litigation and the amount of the settlement.

(8)	Consists of the non-recurring reduction of pre-need cemetery revenues resulting from the Partnership’s early payment marketing program, which offers certain discounts for installment pre-need sales if paid in full within specific dates. The Board of Directors and management of the General Partner considered this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period as they do not expect to offer such programs in future periods.

(9)	Including the discretionary adjustments by the Board of Directors of the General Partner in the determination of quarterly cash distributions, Adjusted EBITDA would have been $25.2 million and $73.5 million for the three and nine months ended September 30, 2015.

(10)	Represents cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, utilizing the DCF and Distributable Available Cash generated during the respective period.

(11)	The Partnership seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future DCF and Distributable Available Cash amounts allow for it and are expected to be sustained. The Partnership’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to DCF and Distributable Available Cash are based upon its assessment of numerous factors, including but not limited to the variability of cash flow from the Partnership’s pre-need and at-need sales and its trust investments performance, interest rate movements, and financial leverage. The Partnership also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to DCF and Distributable Available Cash due to the variability of its DCF and Distributable Available Cash generated each quarter, which could have more or less excess (shortfalls) generated quarter to quarter.

STONEMOR PARTNERS L.P.

DISTRIBUTION ASSET COVERAGE

(unaudited; in thousands, except ratios)

	September 30, 2015	December 31, 2014
Selected assets:
Cash and cash equivalents	$11,792	$10,401
Accounts receivable, net of allowance	66,099	62,503
Long-term accounts receivable, net of allowance	93,273	89,536
Merchandise trusts, restricted, at fair value	459,320	484,820

Total selected assets	630,484	647,260

Selected liabilities:
Accounts payable and accrued liabilities	37,448	35,382
Accrued interest	4,868	1,219
Long-term debt, current portion	3,294	2,251
Long-term debt	287,724	285,378
Merchandise liability	158,592	150,192

Total selected liabilities	491,926	474,422

Total selected net assets	$138,558	$172,838

Distribution asset coverage(1)	6.3x	9.1x

(1)	Ratio of selected net assets to quarterly cash distributions paid during the most recent quarterly period as of the date noted.